SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

===============
FORM 8-K
===============

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 12, 2002 (Date of earliest event reported)

D E E R E & C O M P A N Y
(Exact name of registrant as specified in charter)

DELAWARE (State or other jurisdiction of incorporation)

1-4121 (Commission File Number)

36-2382580 (IRS Employer Identification No.)

One John Deere Place Moline, Illinois 61265 (Address of principal executive offices and zip code)

(309)765-8000 (Registrant's telephone number, including area code)

______________________________________________
(Former name or former address, if changed since last report.)

Item 5.	Other Events.

     The following consists of Deere & Company's press release dated February 12, 2002 concerning first-quarter of fiscal 2002 financial results and supplemental financial information filed as Exhibit 20 to this report and incorporated by reference herein.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.
	(c)	Exhibits
		(20)	Press release and supplemental financial information

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ MICHAEL A. HARRING Michael A. Harring Secretary

Dated: February 12, 2002

Exhibit Index

Number and Description of Exhibit	Sequential Page Number

(20)	Press release and supplemental financial information	Pg. 5

Deere & Company One John Deere Place Moline, IL 61265 USA Phone: 309-765-8000 www.JohnDeere.com
NEWS RELEASE

For immediate release: February 12, 2002

Contact: Greg Derrick, Deere & Company 309-765-5290

Deere Reports First-Quarter Loss Due to Planned Inventory Reductions; Asset Levels Show Major Improvement

● More than $1 billion reduction in trade receivables and inventories from same period last year
● $38 million loss reported for first quarter on net sales and revenues of $2.52 billion
● Focus remains on tight asset management and cost control

     MOLINE, Illinois (February 12, 2002) Deere & Company today reported a worldwide net loss of $38.1 million for the first quarter ended January 31, or $0.16 per share, compared with year-earlier net income of $56.4 million, or $0.24 per share.

     "Deere's first-quarter financial results were affected by deep production cutbacks at our major North American factories, which were made in line with our plans for improved asset utilization," said Robert W. Lane, chairman and chief executive officer. "While these reductions have had a negative impact on net income, they are also helping achieve a dramatic decline in asset levels and should be supportive of higher profitability in the future." Trade receivables and inventories carried by the enterprise decreased by $1.1 billion over the past 12 months, in support of a strong balance sheet, he noted.

     Worldwide net sales and revenues for the first quarter were $2.522 billion, compared with $2.705 billion for the same period last year. Net sales of the equipment divisions were $1.938 billion, compared with $2.143 billion for the 2001 period. All major equipment operating segments experienced lower sales for the quarter. However, overseas sales increased to $610 million, compared with $584 million last year, primarily due to higher sales of agricultural equipment. Excluding the impact of weaker foreign currencies, overseas sales would have shown an 8 percent increase.

     Deere's equipment operations reported a $135 million operating loss for the quarter, compared with operating profit of $70 million last year. (Operating results exclude the impact of interest, taxes and other corporate expenses.) The decline was primarily due to the planned production cutbacks. Also affecting the quarter were higher costs associated with the introduction of new products and increased post-retirement benefit costs, partly offset by lower selling and administrative and research and development expenses. In addition, the company booked a $16 million pretax charge in connection with the closing of a factory in Tennessee and recorded a $12 million pretax loss in its equipment operations in Argentina primarily related to the peso devaluation. Equipment operating profit also was negatively affected by compensation paid to the company's credit operations for carrying and servicing dealer receivables. As previously announced, Deere's equipment divisions began selling a significant portion of these receivables to the credit operation at the end of last year. Overall-enterprise net income is substantially unaffected by such sales.

     Equipment operations had a net loss of $110.5 million for the quarter, compared with net income of $4.1 million last year. The deterioration was primarily due to the operating factors noted above, partially offset by lower interest expense and a favorable swing in foreign-exchange gains.

Summary of Operating Profit by Division

●

Agricultural Equipment. Deere's farm-machinery business reported a $15 million operating loss for the quarter compared with operating profit of $89 million last year. Net sales decreased 5 percent mainly due to further steps to reduce asset levels in a continued weak market environment. Production volumes for the period were approximately 14 percent lower than last year. Results were negatively affected by the manufacturing inefficiencies associated with lower production volumes. Also having an adverse effect on division profit was compensation paid to the credit operations, as well as higher costs related to the start-up of new products, increased post-retirement benefit costs, and losses in Argentina.

●

Commercial and Consumer Equipment. C&CE operations had a $43 million operating loss for the quarter, compared with operating profit of $6 million last year. Excluding the impact of acquisitions, first-quarter net sales were down 29 percent while production volumes declined 39 percent. The decreases were due to aggressive actions to reduce asset levels in an uncertain market environment. The quarter's operating loss was primarily due to the lower sales and production volumes and related manufacturing inefficiencies. Also having a negative impact was compensation paid to credit operations in conjunction with trade-receivable sales. These factors were partially offset by the receipt of an insurance settlement for last year's fire at an Iowa storage facility, and by lower selling and administrative expenses, excluding acquisitions.

●

Construction and Forestry. C&F reported a $66 million operating loss for the quarter, compared with an $8 million operating loss last year. Net sales decreased 20 percent for the period, while production volumes decreased 28 percent compared with last year. The quarter's operating loss included a $16 million pretax charge related to the decision to close a Tennessee factory. In addition, profit was negatively affected by the continuation of a weak market environment, resulting in lower sales and production volumes and related manufacturing inefficiencies, as well as by higher sales incentive costs. Partially offsetting these factors was a reduction in selling and administrative expenses.

●

Other Businesses. The company's other businesses had a $5 million operating loss for the quarter, compared with an $11 million operating loss last year. Results for both years were negatively affected by goodwill amortization and by costs related to the development of new products in special technologies. The quarterly improvement was primarily due to lower costs of the special-technologies group and higher income from health-care operations.

     Credit. Net income of the credit operations for the quarter was $76.0 million, compared with $52.5 million a year ago. Income earned on Deere-dealer receivables accounted for a majority of the improvement. Higher income from the sale of retail notes, improved financing spreads, and a larger average portfolio of other receivables and leases also had a positive impact on first-quarter results. Partially offsetting these factors was a $6 million after-tax loss related to the Argentine peso devaluation.

Market Conditions & Outlook

     Based on the market conditions outlined below, net equipment sales are expected to be flat to up slightly for the year, with operating profit ranging from breakeven to a positive 1 percent of sales. For the second quarter, sales are currently forecast to be flat to up slightly from the same period last year, with operating profit as a percent of sales in a range of 4 to 5 percent.

●

Agricultural Equipment: In the farm sector, commodity prices remain at depressed levels although farmers' overall financial condition is being supported by low interest rates and a continuation of significant government payments. As a result, U.S. farm receipts and net cash income in 2002 are expected to be in line with last year's levels. In recent weeks, Deere has been encouraged by retail activity for its new tractor line, but the combine market has been weaker than expected. Combine production is being curtailed in the second quarter as a result. On this basis, Deere now projects industry sales of farm machinery made at the retail level in the U.S. and Canada to be about the same for 2002 as last year. European industry-retail sales are expected to be flat to slightly higher for 2002. John Deere is targeting improved sales in Europe due to a record number of new products that are available this year. In Latin America, retail activity is expected to be slightly higher as improvements in Brazil and Mexico are projected to more than offset a decline in Argentina.

●

Commercial & Consumer Equipment: Excluding the impact of acquisitions and divestitures, shipments of John Deere commercial and consumer equipment are projected to be down 5 to 10 percent in 2002. The expected decline will result from a cautious attitude on the part of consumers, coupled with further aggressive steps to reduce asset levels.

●

Construction & Forestry: The company continues to believe that U.S. and Canada industry-retail sales of construction and forestry equipment for 2002 will be 10 to 15 percent lower than the prior year and that pricing will remain under pressure. Markets continue to be hampered by an uncertain outlook for general-construction activity. In addition, purchases by independent rental companies are expected to experience further weakness. Global sales of forestry products are forecast to continue running below year-earlier levels in response to soft economic conditions.

●

Credit: Company credit operations should benefit from continued growth in the traditional receivable portfolio, as well as from lower loan losses and additional note sales. These factors are expected to help increase the division's net income on its traditional business by 7 to 10 percent versus last year. Servicing fees associated with the purchase of Deere-equipment trade receivables are expected to contribute an additional $70 million to credit net income in 2002.

Tight Asset & Cost Control Remain Top Priorities

     While economic conditions are expected to keep financial results for the year at a modest level, Deere is maintaining its focus on rigorous asset and operating-cost management. Noted Lane, "We are beginning to see early results from our efforts to improve asset turns and profit margins. Such benefits should be more evident in future quarters even if economic conditions remain subdued." The company expects to strengthen its global competitive position this year as well, due to positive customer response to a record number of new products coming to market. "We fully believe the combination of innovative new products, in conjunction with an improving asset and cost structure, will allow us to achieve our aim of building a business as great as our products and producing superior returns for our investors," Lane stated.

(Note: Beginning in fiscal 2002, management responsibility for the skid-steer operations transferred to the Construction and Forestry division from the Commercial and Consumer Equipment division. For comparison purposes, 2001 operating results have been restated to reflect the current management responsibilities. The change had no impact on the consolidated results of the equipment operations.)

John Deere Capital Corporation

     The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market. JDCC's net income was $71.9 million for the first quarter of 2002, compared with $44.5 million last year. As previously mentioned, beginning at the end of the last fiscal year, Deere Capital, Inc., a wholly owned subsidiary of JDCC, began acquiring most of the U.S. dealer receivables from Deere's equipment operations. The income earned on these receivables accounts for a majority of the improvement in net income. Higher income from the sale of retail notes, improved financing spreads, and a larger average portfolio of other receivables and leases also contributed to the improvement. Partially offsetting these factors was a $6 million after-tax loss related to the Argentine peso devaluation.

     Net receivables and leases financed by JDCC were $9.978 billion at January 31, 2002, compared with $7.826 billion one year ago. The increase resulted from acquisitions exceeding collections during the last 12 months -- including the acquisitions of the dealer receivables mentioned above -- partially offset by sales of retail notes. Net receivables and leases administered, which include receivables previously sold, totaled $12.730 billion at January 31, 2002, compared with $10.236 billion one year ago.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

     Statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company's businesses.

     Forward-looking statements involve certain factors that are subject to change, including for the agricultural equipment segment, the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, prices realized for commodities and livestock, weather and soil conditions, real estate values, animal diseases (including a further outbreak of "mad cow" or "foot-and-mouth" disease), crop pests, harvest yields, the level of farm product exports (including concerns about genetically modified organisms) and the level and continuation of government farm programs.

     Factors affecting the company's commercial and consumer equipment business include general economic conditions in the United States, consumer confidence, weather conditions, continued consumer acceptance of the company's new products and continuation of consumer borrowing patterns. The financial impact resulting from exiting the hand-held consumer products business and other restructuring costs are subject to various uncertainties. Sales of commercial and consumer equipment during the spring are also affected by the extent and timing of spring weather patterns. The number of housing starts as well as levels of public and non-residential construction are especially important to sales of the company's construction equipment, while prices for pulp, lumber and structural panels are important to sales of forestry equipment.

     All of the company's businesses are affected by general economic conditions in and the political stability of the global markets in which the company operates. More specifically for example, the company's businesses could be affected if the recent political and economic crisis in Argentina worsens, continues for a sustained period or spreads to other countries. The company's businesses are also affected by interest and currency exchange rates, as well as monetary and fiscal policies (including actions by the Federal Reserve Board); actions of competitors in the various industries in which the company competes, particularly price cutting; dealer practices, especially as to levels of new and used field inventories; production and technological difficulties, including capacity and supply constraints; energy prices and supplies; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the company operates.

     The company's outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. The company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission.

First Quarter 2002 Press Release
(millions of dollars and shares except per share amounts)

	Three Months Ended January 31
	2002	2001		% Change

Net sales and revenues:
Agricultural equipment net sales	$1180	$1244	**	-5
Commercial and consumer
equipment net sales	358	402	**	-11
Construction and forestry net sales	387	484	**	-20
Other net sales	13	13
Total net sales*	1938	2143	**	-10
Credit revenues	375	367		+2
Other revenues	209	195		+7
Total net sales and revenues*	$2522	$2705	**	-7

Operating profit (loss):
Agricultural equipment	$(15)	$89
Commercial and consumer equipment	(43)	6	**
Construction and forestry	(66)	(8)	**	+725
Credit	118	80		+48
Other	(5)	(11)		-55
Total operating profit (loss)*	(11)	156
Interest, corporate expenses
and income taxes	(27)	(100)		-73
Net income (loss)	$(38)	$56

Per Share:
Net income (loss) - basic	$(.16)	$.24
Net income (loss) - diluted	$(.16)	$.24

* Includes overseas equipment operations:
Net sales	$610	$584	**	+4
Operating profit	$16	$52		-69

**  As of November 1, 2001, the manufacture of skid steer loaders was transferred from the commercial and consumer equipment segment to the construction and forestry segment. For comparison purposes, first quarter 2001 results for these segments were restated for sales of $31 million and an operating loss of $5 million related to these operations. In the fourth quarter of 2001, the Company adopted Emerging Issues Task Force Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. As a result, first quarter 2001 sales and cost of sales increased by $25 million (agricultural equipment $16 million, commercial and consumer equipment $4 million and construction and forestry $5 million). Overseas sales increased $4 million.

	January 31, 2002	October 31, 2001		January 31, 2001
Consolidated:
Trade accounts and notes receivable - net	$2679	$2923		$3441
Inventories	$1831	$1506		$2186

Financial Services:
Financing receivables and leases
financed - net	$9398	$11078		$9261
Financing receivables and leases
administered - net	$12308	$12725		$11984

Average shares outstanding	237.5	235.0		$234.6

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)		EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)		FINANCIAL SERVICES
Millions of dollars except per share amounts	Three Months Ended Jan. 31		Three Months Ended Jan. 31		Three Months Ended Jan. 31
(Unaudited)	2002	2001	2002	2001	2002	2001
Net Sales and Revenues
Net sales	$1937.5	$2143.0	$1937.5	$2143.0
Finance and interest income	339.3	362.4	17.8	26.6	$362.7	$343.3
Health care premiums and fees	161.5	134.9			165.8	139.4
Investment income	3.0	3.0			2.9	3.0
Other income	80.8	61.8	43.5	42.2	48.1	27.8
Total	2522.1	2705.1	1998.8	2211.8	579.5	513.5
Costs and Expenses
Cost of sales	1678.6	1720.4	1682.0	1724.3
Research and development expenses	127.2	134.3	127.2	134.3
Selling, administrative and general expenses	365.8	355.7	258.9	266.9	109.1	89.5
Interest expense	161.9	199.3	53.8	61.8	115.2	145.0
Interest compensation to Financial Services			34.0
Health care claims and costs	133.3	109.7			133.3	109.7
Other operating expenses	108.8	93.2	21.7	17.9	96.6	83.4
Total	2575.6	2612.6	2177.6	2205.2	454.2	427.6
Income (Loss) of Consolidated Group
Before Income Taxes	(53.5)	92.5	(178.8)	6.6	125.3	85.9
Provision (credit) for income taxes	(24.5)	32.6	(68.3)	2.5	43.8	30.1
Income (Loss) of Consolidated Group	(29.0)	59.9	(110.5)	4.1	81.5	55.8
Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	(.9)	.5	76.0	52.5	(.9)	.5
Other	(8.2)	(4.0)	(3.6)	(.2)
Total	(9.1)	(3.5)	72.4	52.3	(.9)	.5

Net income (Loss)	$(38.1)	$56.4	$(38.1)	$56.4	$80.6	$56.3

Per Share:
Net income (loss) - basic	$(.16)	$.24
Net income (loss) - diluted	$(.16)	$.24

See Notes to Interim Financial Statements. Supplemental consolidating data are shown for the "Equipment Operations" and "Financial Services". Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)			EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)			FINANCIAL SERVICES
Millions of dollars (Unaudited)	Jan. 31, 2002	Oct. 31, 2001	Jan. 31, 2001	Jan. 31, 2002	Oct. 31, 2001	Jan. 31, 2001	Jan. 31, 2002	Oct. 31, 2001	Jan. 31, 2001
Assets
Cash and cash equivalents	$2364.8	$1030.0	$311.6	$1868.4	$455.4	$117.8	$496.4	$574.7	$193.8
Cash equivalents deposited with
unconsolidated subsidiaries					1643.2
Cash and cash equivalents	2364.8	1030.0	311.6	1868.4	2098.6	117.8	496.4	574.7	193.8
Marketable securities	205.0	176.2	139.1				205.0	176.2	139.1
Receivables from unconsolidated
subsidiaries and affiliates	296.6	316.6	245.7	20.3	271.8	369.1	357.7	333.0	351.3
Trade accounts and notes
receivable - net	2678.6	2922.5	3440.8	906.3	1050.7	3440.8	2098.8	2225.6
Financing receivables - net	7635.6	9198.9	7426.0	44.8	49.7	85.3	7590.8	9149.2	7340.8
Other receivables	421.8	388.9	325.8	238.2	260.8	162.0	183.6	128.1	163.8
Equipment on operating leases - net	1817.1	1939.3	1924.7	9.6	10.6	4.3	1807.5	1928.6	1920.4
Inventories	1830.7	1505.7	2185.8	1830.7	1505.7	2185.8
Property and equipment - net	2016.1	2052.3	1912.2	1977.1	2012.8	1868.6	39.0	39.5	43.6
Investments in unconsolidated
subsidiaries and affiliates	191.3	198.4	192.5	2333.1	2383.8	1606.9	5.8	6.6	4.3
Intangible assets - net	864.0	874.0	819.6	863.2	873.1	818.6	.8	.8	1.0
Prepaid pension costs	668.2	652.0	644.3	668.2	652.0	644.3
Other assets	408.8	420.8	317.2	161.6	151.4	145.5	247.1	269.4	171.7
Deferred income taxes	908.1	883.1	741.0	973.4	944.3	793.2	1.1	.3	3.0
Deferred charges	99.5	104.4	117.0	86.2	90.6	107.5	13.4	13.9	9.5
Total	$22406.2	$22663.1	$20743.3	$11981.1	$12355.9	$12349.7	$13047.0	$14845.9	$10342.3

Liabilities and Stockholders' Equity
Short-term borrowings	$6455.9	$6198.5	$5560.9	$785.5	$773.4	$1700.0	$5670.3	$5425.1	$3860.8
Payables to unconsolidated
subsidiaries and affiliates	13.3	16.6	36.8	91.3	52.2	246.4	3.6	1895.8	265.4
Accounts payable and accrued
expenses	2727.7	3097.1	2755.6	2274.2	2676.4	1937.7	780.0	774.5	817.8
Health care claims and reserves	112.5	100.3	73.0				112.5	100.3	73.0
Accrued taxes	66.5	44.1	48.4	50.7	36.5	32.8	15.8	7.6	15.6
Deferred income taxes	17.8	12.9	13.2	3.1	4.5		81.0	69.9	68.4
Long-term borrowings	6407.4	6560.7	5465.1	2202.9	2210.2	1667.8	4204.5	4350.5	3797.3
Retirement benefit accruals
and other liabilities	2662.7	2640.7	2468.4	2631.0	2610.5	2443.1	31.6	30.2	25.3
Total liabilities	18463.8	18670.9	16421.4	8038.7	8363.7	8027.8	10899.3	12653.9	8923.6
Stockholders' equity	3942.4	3992.2	4321.9	3942.4	3992.2	4321.9	2147.7	2192.0	1418.7
Total	$22406.2	$22663.1	$20743.3	$11981.1	$12355.9	$12349.7	$13047.0	$14845.9	$10342.3

See Notes to Interim Financial Statements. Supplemental consolidating data are shown for the "Equipment Operations" and "Financial Services". Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

DEERE & COMPANY CONDENSED STATEMENT OF CONSOLIDATED CASH FLOWS	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)		EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)		FINANCIAL SERVICES
	Three Months Ended Jan. 31		Three Months Ended Jan. 31		Three Months Ended Jan. 31
Millions of dollars (Unaudited)	2002	2001	2002	2001	2002	2001
Cash Flows from Operating Activities
Net income (loss)	$(38.1)	$56.4	$(38.1)	$56.4	$80.6	$56.3
Adjustments to reconcile net income to net cash provided
by (used for) operating activities:	(305.0)	(1047.8)	(429.4)	(1216.6)	47.8	122.6
Net cash provided by (used for) operating activities	(343.1)	(991.4)	(467.5)	(1160.2)	128.4	178.9

Cash Flows from Investing Activities
Collections of receivables	3470.8	1703.5	18.2	40.8	3339.6	1662.7
Proceeds from sales of financing receivables	1702.8	1110.1			1702.8	1110.1
Proceeds from maturities and sales of marketable securities	10.8	4.5			10.8	4.5
Proceeds from sales of equipment on operating leases	75.4	78.0	.7	1.2	74.8	76.8
Proceeds from sales of businesses	50.3		50.3
Cost of receivables acquired	(3664.1)	(1994.1)	(14.3)	(.4)	(3409.5)	(1993.8)
Purchases of marketable securities	(40.9)	(13.4)			(40.9)	(13.4)
Purchases of property and equipment	(68.2)	(63.7)	(66.4)	(60.4)	(1.8)	(3.3)
Cost of operating leases acquired	(68.6)	(124.4)	(.7)	(.6)	(67.9)	(123.8)
Acquisitions of businesses, net of cash acquired	(4.6)	(221.3)	(2.4)	(221.3)	(2.3)
Increase (decrease) in receivables with unconsolidated affiliates	5.2	(1.9)			16.7	(1.9)
Other	132.5	149.3	5.5	15.4	126.9	123.9
Net cash provided by (used for) investing activities	1601.4	626.6	(9.1)	(225.3)	1749.2	841.8

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	118.1	(514.3)	56.6	661.2	61.6	(1175.4)
Change in intercompany receivables/payables			288.4	249.4	(1931.7)	(797.7)
Proceeds from long-term borrowings	734.4	1517.0	3.5	1.5	730.9	1515.5
Principal payments on long-term borrowings	(728.3)	(570.0)	(53.3)	(1.0)	(675.0)	(569.0)
Proceeds from issuance of common stock	11.2	4.9	11.2	4.9
Repurchases of common stock	(.7)	(1.2)	(.7)	(1.2)
Dividends paid	(51.7)	(51.6)	(51.7)	(51.6)	(142.8)	(10.1)
Other	(1.2)	(.7)	(1.2)	(.7)		10.0
Net cash provided by (used for) financing activities	81.8	384.1	252.8	862.5	(1,957.0)	(1026.7)

Effect of Exchange Rate Changes on Cash	(5.3)	.6	(6.4)	1.1	1.1	(.5)

Net Increase (Decrease) in Cash and Cash Equivalents	1334.8	19.9	(230.2)	(521.9)	(78.3)	(6.5)
Cash and Cash Equivalents at Beginning of Period	1030.0	291.7	2098.6	639.7	574.7	200.3
Cash and Cash Equivalents at End of Period	$2364.8	$311.6	$1868.4	$117.8	$496.4	$193.8

See Notes to Interim Financial Statements. Supplemental consolidating data are shown for the "Equipment Operations" and "Financial Services". Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

Notes to Interim Financial Statements

(1)

The "Consolidated" (Deere & Company and Consolidated Subsidiaries) data in each of the financial statements represent the consolidation of all Deere & Company's subsidiaries. In the supplemental consolidating data in each of the financial statements, "Equipment Operations" (Deere & Company with Financial Services on the Equity Basis) include the Company's agricultural equipment, commercial and consumer equipment, construction and forestry and special technologies operations, with Financial Services reflected on the equity basis. Data relating to the above equipment operations, including the consolidated group data in the income statement, are also referred to as "Equipment Operations" in this report. The supplemental "Financial Services" consolidating data in each of the financial statements include Deere & Company's credit and health care operations.

(2)	Dividends declared and paid on a per share basis were as follows:
	Three Months Ended January 31
	2002	2001
Dividends declared	$.22	$.22
Dividends paid	$.22	$.22

(3)

The calculation of net income per share is based on the average number of shares outstanding during the three months ended January 31, 2002 and 2001 of 237.5 million and 234.6 million, respectively. The calculation of diluted net income per share recognizes primarily the dilutive effect of the assumed exercise of stock options.

(4)

In the fourth quarter of 2001, the Company adopted Emerging Issues Task Force (EITF) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. The Task Force reached a consensus that all shipping and handling amounts billed to a customer in a sale transaction should be classified as revenue. Prior to adoption, the Company offset the amounts billed to customers for shipping and handling with the related costs in cost of sales. As a result of the adoption, sales and cost of sales in the first quarter of 2001 were increased by $25 million, or 1 percent of sales. The change had no effect on the Company's financial position or net income.

(5)	Comprehensive income (loss), which includes all changes in the Company's equity during the period except transactions with stockholders, was as follows in millions of dollars:
	Three Months Ended January 31
	2002	2001
Net income (loss)	$(38.1)	$56.4

Other comprehensive income (loss),
net of tax:
Change in cumulative
translation adjustment	11.4	33.2
Unrealized gain on investments	.1	1.8
Unrealized gain (loss) on derivatives	17.7	(28.7)

Comprehensive income (loss)	$ (8.9)	$62.7